Confidential Content must not go below this line November 24th, 2025 Scripps Proposal Overview

Confidential | Content must not go below this line Proposed Offer Overview 1 • Offer price to Scripps shareholders is $7.00 per share, a 200% premium to the unaffected 30-day VWAP on Nov. 6th of $2.34 1: o $2.72 per share in cash; and o $4.28 per share in stock of NewCo o Scripps shareholders may elect to receive all-cash or all-stock consideration for each Scripps share, subject to proration • The cash component alone delivers a 16% premium to the unadjusted share price • Sinclair Television Group has adequate cash on hand to finance the $233mm of cash consideration • Transaction results in Scripps shareholders (excl. Sinclair) owning an estimated 12.7% of NewCo • NewCo would have a market capitalization of $2.9bn based on $325mm in estimated synergies and a 7.0x EV / EBITDA multiple, in line with current trading levels for leading broadcast groups 1. 30-day volume-weighted average price as of November 6, 2025, the last trading day prior to significant buying activity from Sinclair

Confidential | Content must not go below this line 2 Proposed Transaction Terms Transaction Structure • Transaction executed through a separation of Sinclair’s ventures business and certain corporate infrastructure from Sinclair’s broadcast business, followed by a merger of Sinclair’s broadcast business with Scripps • New publicly traded parent company retains Sinclair’s dual class structure • The Scripps family would retain voting control of the issuer of existing Scripps debt and preferred stock during an integration period to avoid unnecessary refinancing expenses or covenant disruption Offer Price • Offer price to Scripps shareholders is $7.00 per share: - $2.72 per share in cash; and - $4.28 per share in Sinclair common stock - Scripps shareholders may elect to receive all-cash or all-stock consideration for each Scripps share, subject to proration to the maximum cash and equity amounts detailed in the proposal • $2.9bn equity value based on $325mm in estimated synergies and a 7.0x EV / EBITDA multiple of 2-yr. avg. ’24A / ‘25E Adj. EBITDA, adjusted for pending station transactions and run-rate cost savings; debt and cash balances at Q3’25, including Sinclair Television’s recent AR facility Capital Structure • Maintain each company’s respective outstanding debt and preferred stock in independent silos • No change of control triggered in either company under those instruments • Companies maintain their existing attractive capital structures, with below-market coupons and long-dated tenors • Arm’s length management agreement that will allow for allocation of synergies between silos Governance • Board comprised of majority independent directors • Board representation proportional with ownership, including representation from both the Smith and Scripps families • Scripps family would control the Board of the issuer of existing Scripps debt and preferred stock Other • The company will maintain meaningful operations in both Cincinnati, Ohio and Hunt Valley, Maryland • Supportive of retaining the E.W. Scripps corporate name or selecting a new corporate name • Jointly developed editorial standards and appointing an independent ombudsman, selected by representatives of both families and the Board’s independent directors, to oversee adherence to those standards

Confidential | Content must not go below this line $ in millions Sinclair Scripps NewCo Adj. EBITDA (2-Yr. Avg.'24/'25) $645 $465 $1,110 PF Adjustments 1 30 4 34 PF Adj. EBITDA (2-Yr. Avg.'24/'25) $1,144 Synergies 325 PF Adj. EBITDA incl. Synergies $1,469 (x) TEV / Adj. EBITDA 7.00x Implied Total Enterprise Value $10,283 (-) Debt & PF Preferred Equity 2 (4,403) (3,402) (7,805) (+) Negative Noncontrolling Interest 71 – 71 (+) PF Cash & Equity Investments 3 408 159 567 (-) Cash Used in Transaction (233) – (233) Implied Equity Value $2,883 Source: Company filings, Press release, Capital IQ Note: Balance sheet data based on Q3’25 filings 1. Scripps EBITDA adjusted for ($13.4mm) in recent station sales of WFTX in Fort Myers, FL and WRTV in Indianapolis, IN and for $17.5mm cost savings from reduction in Scripps News; Sinclair EBITDA adjusted for $30mm in partner station transactions 2. Assumes Scripps Preferred Equity continues to accrue PIK interest through Q3’25 ($701mm balance). Sinclair adjusted for $375mm draw on Sinclair AR Facility 3. Scripps cash adjusted for impact of recent station sales. Sinclair cash adjusted for $89mm repayment of 2027 notes in October and $375mm cash from Sinclair AR Facility Pro Forma NewCo Valuation 3 The combination of Sinclair and Scripps would result in $2.9bn of equity value for NewCo, assuming $325mm of synergies and a pro forma trading multiple of 7.0x • Reflects ’24A / ’25B 2-year avg. Adj. EBITDA and $325mm run-rate synergies • Scripps: o 2024A and 2025E based on historical filings and projected using best estimate based on public guidance for Q4 2025 • Sinclair: o 2024A and 2025E based on historical filings and the mid-point of the public guidance for Q4 2025 o Sinclair’s debt and cash balances include its $375mm AR facility

Confidential | Content must not go below this line Consideration to Scripps Shareholders 4 Scripps shareholders receive $2.72 per share in cash consideration and $4.28 per share in NewCo equity value Source: Company filings Note: 93.1mm fully-diluted Scripps shares outstanding, less 7.6mm Sinclair-owned Scripps shares is equal to 85.5mm Scripps Shareholders (excl. Sinclair's Existing Holdings) Receive $ in millions, except per share Total Per Scripps Share Cash Consideration $232.8 $2.72 Interest in NewCo NewCo Equity Value $2,883 Pro Forma Ownership of NewCo 12.7% Equity Value in NewCo $365.6 $4.28 Total Value to Scripps Shareholders $598.4 $7.00